Exhibit 5.1

Overseas Shipholding Group, Inc.

302 Knights Run Avenue	Tel: +1 813 209 0600	www.osg.com
Suite 1200	Fax: +1 813 221 2769
Tampa, FL 33602
USA

August 8, 2022

Overseas Shipholding Group, Inc.

302 Knights Run Avenue

Suite 1200

Tampa, FL 33602

Re: Overseas Shipholding Group, Inc. Registration Statement on Form S-8

Ladies and Gentlemen,

I am the Vice President, General Counsel and Corporate Secretary of Overseas Shipholding Group, Inc., a Delaware corporation (the “Company”). I or lawyers acting under my supervision have acted as counsel to the Company in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), for the registration of 5,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company that may be issued under the Overseas Shipholding Group 2019 Incentive Compensation Plan for Management, as amended (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In furnishing this opinion, I have examined and relied upon originals or copies, certified or otherwise identified to my satisfaction, the following: (i) the Plan; (ii) the Registration Statement in the form to be filed under the Act; (iii) the Amended and Restated Certificate of Incorporation and the By-Laws of the Company, as amended; (iv) certain resolutions of the Board of Directors of the Company (the “Board”) relating to the Plan, the filing of the Registration Statement and certain related matters; (v) the forms of award or enrollment agreements under the Plan (the “Award Agreements”); (vi) the certificate and report of the inspector of voting at the Company’s annual meeting of stockholders held on June 1, 2022; and (vii) such other documents as I have deemed appropriate as a basis for the opinion set forth below.

This letter is furnished solely in connection with the offering and sale of the Common Stock while the Registration Statement is in effect. This letter of opinion is rendered as of the date hereof and is based on the facts in existence and statutes, rules, and regulations in effect as of the date hereof, and I express no opinion as to circumstances or events that may subsequently occur. In addition, I specifically disclaim any undertaking or obligation to advise you of changes that hereafter may be brought to my attention. Furthermore, the opinion provided herein is provided as a legal opinion only and not as a guarantee or warranty of the matters discussed herein.

Based upon and subject to the foregoing, and subject to the limitations, qualifications and assumptions set forth in this letter, I am of the opinion that the Common Stock to be issued under the Plan have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

Nothing contained in this opinion letter shall be deemed to be an opinion other than as set forth in the immediately preceding paragraph.

The opinion set forth in this opinion letter is limited to the matters expressly set forth and no opinion is to be implied or may be inferred beyond the matters expressly stated.

I do not express any opinion herein as to any laws other than the provisions of the Delaware General Corporation Law that are applicable to this opinion. Except as described above, in rendering this opinion, I have neither examined nor purport to be an expert on Delaware law.

I hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, I do not hereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

Susan Allan